December 19, 2018

Sandeep Bharathi

Exhibit 10.21

Dear Sandeep,

It is our pleasure to offer you the position of Senior Vice President Central Engineering of Marvell Semiconductor, Inc. (the "Company"), a subsidiary of Marvell Technology Group Ltd. ("Marvell"), reporting to Neil Kim.

Base Salary
Your salary will be $420,000.00 US Dollars (USD) per year.

Annual Incentive Bonus
You will be eligible to participate in the Company's Annual Incentive Plan ("AIP") with an annual target incentive bonus opportunity of 75% of your annual base salary, starting with the AIP covering fiscal year 2020 (any amounts thereunder would typically be paid in in March or April 2020). The Executive Compensation Committee (the "ECC") in its sole discretion shall determine the performance objectives applicable to the bonus and the other terms of the AIP. The ECC shall determine the actual amount of bonus earned, if any, after the conclusion of each applicable fiscal year and may exercise positive or negative discretion with respect thereto.
Equity
You will be recommended to ECC for the following grants:

•One Time Hire-on Time Based RSU Award (HORSU) - a restricted stock unit award of common shares of Marvell equal to: $650,000/ Share Price (as defined below)

The HORSU shall vest over three (3) years at the rate of 1/12th per quarter commencing three months after the vesting start date; provided that you continue to serve as a service provider through each applicable vesting date.

•Time Based RSU Award (TBRSU) - a restricted stock unit award of common shares of Marvell equal to: $550,000 / Share Price (as defined below)

The TBRSU shall vest over three (3) years at the rate of 1/3 on the first anniversary of the vesting start date and 1/12th per quarter thereafter; provided that you continue to serve as a service provider through each applicable vesting date.

•Performance Based RSU Award based on Total Shareholder Return (TSRRSU) - a restricted stock unit award of common shares of Marvell equal to: $225,000 / Share Price (as defined below); such amount being referred to as the target amount for this award.

The TSRRSU shall vest on April 15, 2022, provided that you continue to serve as a service provider through such vesting date. The number of shares that shall vest can range from zero to 200% of the above referenced target number based on achievement of performance objectives relating to the relative total shareholder return of Marvell's stock as compared to the total shareholder return of other companies over the measurement period. The TSRRSU shall be on the same terms, performance measures and payout curve as the TSR awards approved for the other executive officers in the awards during the first fiscal quarter of the Company's 2020 fiscal year.

•Performance Based RSU Award based on Operating Performance Metrics (OPMRSU) - a restricted stock unit award of common shares of Marvell equal to:
$225,000 I Share Price (as defined below); such amount being referred to as the target amount for this award.
The OPMRSU shall vest on April 15, 2022, provided that you continue to serve as a service-provider through such vesting date, based on the achievement of operating performance metrics for fiscal years 2020 and 2021. The number of shares that can vest can range between zero and 200% of the target amount for this award. The perfom1ance metrics and relative weightings will be established by the ECC and shall be on the same terms as the operating performance metric based RSUs granted to the executive officer in the first quarter of fiscal year 2020.

For purposes of the equity awards described above, "Share Price" shall mean the closing price of the common shares of Marvell (NASDAQ: MRVL) on the date of grant. It is anticipated that the date of grant for the HORSU and the TBRSU award will be March 15, 2019 and the date of grant for the TSRRSU and OPMRSU will be April 15, 2019 (the same date as for the executive staff). For purposes of the above awards, the vesting start date shall be the effective grant date of the applicable award granted by the ECC (or a subcommittee thereof).
All Marvell equity awards are subject to final review and approval by the ECC and all applicable securities law restrictions. ln addition, all of the proposed equity awards set forth herein will be subject to your return to us of completed, signed Stock Unit Agreements.

Signing Bonus
The Company will also provide you with a one-time cash bonus of $300,000 US Dollars (USD), subject to applicable withholding taxes, of which $250,000 will be paid within 30 days of your commencement of employment and $50,000 will be paid on the anniversary of your commencement of employment. Cash bonus, though paid in advance, is earned over the first twenty-four (24) months of your employment, and is paid in consideration of your provision of services over the twenty-four month period. If you voluntarily terminate your employment with the Company within twenty-four (24) months of your date of hire, you will be required to repay the Company a pro-rated amount of the bonus based on the number of days remaining in the twenty-four month period.

Change-in-Control
You will be eligible to participate in the Marvell Change in Control and Severance Plan ("CIC Plan") at the "Tier 3" level, subject to the terms and conditions of the CIC Plan and the form of Tier 3 agreement attached hereto as Appendix A.

Other Terms
Your employment with the Company is at the mutual consent of you, the employee, and the Company, the employer. Your employment with the Company is at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause.
The at-will nature of your employment may only be changed by a written agreement approved by the ECC. During your employment, you will be subject to and agree to abide by and acknowledge all employment policies the Company has or adopts from time to time including, but not limited to, the Company New Hire Employee Agreement, which contains Confidential Information and Invention Assignment and Arbitration Agreements.

In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for you to submit documents to Human Resources evidencing both your employment authorization and identity within three (3) business days of your date of hire. Acceptable documents include, but are not limited to:

•A valid driver's license and social security card, or
•A current passport

Please note your offer is contingent upon:

•Successful completion of a routine background investigation and reference checks;
•The Company's receipt from you of a signed New Hire Employee Agreement, which contains the Company's Confidential Information and Invention Assignment Agreement and Arbitration Agreement; and
•Completion of visa, license requirements, and government restricted party screening requirements, if applicable.

Marvell Semiconductor, Inc. is an exciting company whose mission is to be the leading provider of high performance and high value-added mixed-signal integrated circuits for the computer, storage, communications and multimedia markets. We look forward to your acceptance as we believe you will be an important addition to our team in achieving our near and long term objectives.

This letter (if accepted) and the New Hire Employee Agreement, which contains the Company's

Arbitration Agreement and Confidential Information and Invention Assignment Agreement, along with any documents referred to in this letter, including the Company's employment policies, constitute the entire agreement between you and the Company regarding the terms of your employment, and supersede any prior representations or agreements, whether written or oral, concerning the terms of your employment. This letter may not be modified or amended except by a signed written agreement from the Company.

To accept this offer, please sign below and return the letter to me. This offer expires on December 31, 2018. Before submitting your response please print a copy of this letter for your records.

Sincerely,

/s/ Mitchell Gaynor

Mitchell Gaynor
Chief Administration and Legal Officer

Accepted By:

/s/ Sandeep Bharathi	12/20/2018	2/20/2019
Signature	Date Signed	Start Date

TIER 3
Appendix A

Marvell Technology Group Ltd. Change in Control Severance Plan Participation Agreement

Marvell Technology Group Ltd. (the "Company") is pleased to inform you, SANDEEP BHARATHI , that you have been selected to participate in the Company's Change in Control Severance Plan (the "Plan") as a Participant.
A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.
In order to actually become a participant in the Plan, you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE].
In the event of a Change in Control where the successor corporation does not assume your Equity Awards or substitute Equity Awards for substantially similar awards with the same or more favorable vesting schedule as your Equity Awards, then your Equity Awards will accelerate and vest in full in accordance with Section 3 of the Plan.
Also, the Plan describes in detail certain circumstances under which you may become eligible for certain Severance Benefits under Section 5 of the Plan if, during the Change in Control Period, you incur an Involuntary Termination. If you become eligible for Severance Benefits as described in the Plan, then subject to the terms and conditions of the Plan, you will receive:
1.Cash Severance Benefits.
a.Base Salary. A lump-sum payment (less applicable withholding taxes) equal to 12 months of your annual base salary as in effect immediately prior to your Involuntary Termination (or if your Involuntary Termination is a termination for Good Reason due to a material reduction in your level of annual base salary, your annual base salary as in effect immediately prior to such reduction) or, if greater, at the level in effect immediately prior to the Change in Control.
b.Bonus. A lump-sum payment equal to 100% of your annual target bonus for the fiscal year in which your Involuntary Termination occurs or, if greater, your annual target bonus in effect immediately prior to the Change in Control.
c.Pro-Rata Bonus. A lump-sum payment equal to your annual target bonus for the fiscal year in which your Involuntary Termination occurs, pro-rated for the number of full months employed during the fiscal year.

2.Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full. If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s); provided however, that (A) if there is no "target" level, then the number that will vest shall be 100% of the maximum amount that could vest with respect to that relevant measurement period(s); and (B) if the performance period has been completed and the actual performance achieved is greater than the target level, then the number that will vest shall be 100% of the amount that would vest based on that actual performance achievement level with respect to that relevant measurement period; and (C) if the performance criteria is a Total Shareholder Return ("TSR") or other measure based on the value of the Company's stock, the amount that will vest will be calculated as if the measurement period ended on the date of the Change in Control (and including the final closing price of the Company's stock on such date). Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Employee's employment termination for the period prescribed in the respective option and stock appreciation right agreements.
3.Continued Medical Benefits. Your reimbursement of continued health coverage under COBRA or taxable monthly payment in lieu of reimbursement, as applicable, and as described in Section 5.3 of the Plan will be provided for a period of 12 months following your termination of employment. Notwithstanding the foregoing, if you are not employed in the United States, the benefit under this paragraph will be a regional equivalent to COBRA determined by the Administrator in its sole discretion.
In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period.
By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Change in Control Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Change in Control Severance Plan and Summary Plan Description; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

MARVELL TECHNOLOGY GROUP LTD.	PARTICIPANT

/s/ Mitchell Gaynor	/s/ Sandeep Bharathi
Signature	Signature

Mitchell Gaynor	12/20/2018
Name	Date

Chief Administration and Legal Officer
Title

Attachment:    Marvell Technology Group Ltd. Change in Control Severance Plan and Summary Plan Description

[Signature Page to the Participation Agreement]